Exhibit 99.2

Contact:

Sara Buda

Lionbridge Technologies

(781) 434-6190

sara_buda@lionbridge.com

LIONBRIDGE TECHNOLOGIES ANNOUNCES FILING OF SHELF REGISTRATION

WALTHAM, Mass. – February 10, 2005 — Lionbridge Technologies, Inc. (Nasdaq: LIOX), a leading provider of globalization and testing services, today announced that is has filed a Form S-3 shelf registration statement with the Securities and Exchange Commission (SEC). When declared effective by the SEC, the registration statement will permit Lionbridge to issue from time to time, up to an aggregate of $130 million of Lionbridge common stock. The net proceeds of any sale of common stock by Lionbridge may be used for general corporate purposes, including strategic acquisitions or investments.

At the time any of the securities covered by the registration statement are offered for sale, a prospectus will be prepared and filed containing specific information about the terms of any such offering. When available, the written prospectus may be obtained by contacting the underwriters named in the prospectus or by contacting Lionbridge.

The registration statement relating to these securities has been filed with the Securities and Exchange Commission, but has not yet become effective. These securities may not be sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective. This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Lionbridge

Lionbridge Technologies, Inc. (NASDAQ: LIOX) is a leading provider of globalization and testing services. Lionbridge combines global onshore, near-shore and offshore resources with proven program management methodologies to serve as an outsource partner throughout a client’s product and content lifecycle—from development to globalization, testing and maintenance. Global organizations in all industries rely on Lionbridge services to increase international market share, speed adoption of global products and content, and enhance their return on enterprise applications and IT system investments. Based in Waltham, Mass., Lionbridge maintains 19 solution centers in 9 countries and provides services under the Lionbridge and VeriTest brands. To learn more, visit http://www.lionbridge.com.

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